Exhibit 2.1

FIRST AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT
BY AND BETWEEN
BANNER BANK
AND
PEOPLE’S INTERMOUNTAIN BANK
_________________

This First Amendment to Purchase and Assumption Agreement (the “Amendment”) is entered into and effective this 4th day of October, 2017 (the “Effective Date”) by and between Banner Bank, a Washington state chartered commercial bank (the “Seller”) and People’s Intermountain Bank, a Utah state chartered commercial bank (the “Purchaser”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Agreement.

RECITALS

A.

Effective July 26, 2017, Seller and Purchaser entered into that certain Purchase and Assumption Agreement (the “Agreement”) pursuant to which the Seller agreed to sell and the Purchaser agreed to acquire certain depository accounts and other liabilities and certain loans and other assets including real property attributable to the Seller’s branch banking office located in the State of Utah.

B.

Pursuant to Section 11.2 of the Agreement, Purchaser and Seller have agreed to take all reasonable steps required to substitute a letter of credit issued by the Purchaser (a “Substitute Letter of Credit”) for any letter of credit issued by the Seller with respect to any Customer, and if the Substitute Letter of Credit cannot be substituted prior to Closing and the Seller’s letter of credit is cross-collateralized with any other Loans, then the purchase and assumption of that Customer’s loans, deposit liabilities and relationship are to be excluded from the transaction contemplated by the Agreement.

C.

A Substitute Letter of Credit has not been issued by the Purchaser with respect to the Customers and accounts listed on Exhibit A hereto (the “Letter of Credit Customers”) and such Letter of Credit Customers will continue to hold a letter of credit issued by Seller (each, a “Seller Letter of Credit” and, collectively, the “Seller Letters of Credit”).

D.

Purchaser and Seller desire to proceed with the Closing of the Agreement, including the transfer of the loans, deposit liabilities and relationships of the Letter of Credit Customers from Seller to Purchaser, and to provide for indemnification by the Purchaser in favor of Seller in the amount of the aggregate undrawn letter of credit commitments of the Seller under the Seller Letters of Credit.

E.

The parties are entering into this Amendment to, among others, set forth the terms on which the Purchaser’s indemnity obligations may be cancelled extinguished by the Purchaser and the terms under which Seller will be indemnified.

F.

The parties believe that the transactions described and contemplated in the Agreement remain in the parties’ respective best interests and desire to amend and supplement the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.Best Efforts. From the Closing Date to the date which is sixty (60) days after the Closing Date (the “Outside Date”), Purchaser shall take all reasonable steps required to enter into a Substitute Letter of Credit with each of the Letter of Credit Customers.

2.Treatment of Letter of Credit Customer Draws Prior to Outside Date.  In the event that a Letter of Credit Customer draws any portion of such Letter of Credit Customer’s unused commitment from the Seller on or prior to the Outside Date, the Purchaser shall reimburse Seller for the amount of such draw actually delivered to Letter of Credit Customer by the Seller within three (3) Business Days after notice by Seller (each, a “Reimbursed Draw”).  Seller and Purchaser agree to cooperate with and assist one another in connection with any calculations related to the foregoing.  Seller’s right to the Reimbursed Draw under this Section 2 is absolute and Purchaser unconditionally and irrevocably waives each and every defense and setoff of any nature which would operate to impair or diminish in any way the obligations of Purchaser under this Section 2.

3.Establishment of Escrow Account.

(a)In the event that Purchaser has not entered into a Substitute Letter of Credit with each Letter of Credit Customer on or before the sixty-first (61st) day after the Closing Date (the “Escrow Commencement Date”), Purchaser shall deposit with Seller cash in the amount of the aggregate undrawn letter of credit commitment of the Seller to each Letter of Credit Customer outstanding as of the Escrow Commencement Date (such amount, the “Escrow Amount”).  Funding of the Escrow Amount shall be made by Purchaser via wire transfer of immediately available funds to an interest bearing account specified in writing by Seller prior to the Escrow Commencement Date (the “Escrow Account”).

(b)The Escrow Amount is to be held, administered and paid by Seller as provided herein.  Seller agrees to hold, administer and pay the same in accordance with the terms of this Amendment and to not disburse the Escrow Amount, including any interest thereon, except pursuant to the terms hereof.

(c)Any amounts in the Escrow Account, including, without limitation, all interest, dividends, profits and other income from investment of the Escrow Amount, are owned by the Purchaser. The Purchaser agrees that, for purposes of federal and state income taxes, the Purchaser will report all income, if any, that is earned on, or derived from, the Escrow Account as its income in the taxable year or years in which such income is disbursed and pay any taxes attributable thereto.

4.Disbursements from Escrow Account to Seller.  In the event that a Letter of Credit Customer draws any portion of such Letter of Credit Customer’s unused commitment from the Seller after the Escrow Commencement Date, the amount of any such amount of the unused commitment actually delivered to Letter of Credit Customer by the Seller shall be released to Seller from the Escrow Account within three (3) Business Days after notice by Seller to the Purchaser (each, an “Escrow Payment”).  Seller and Purchaser agree to cooperate with and assist one another in connection with any calculations related to the foregoing.

5.Release of Escrow Account to Purchaser.  In the event that any Seller Letter of Credit shall mature or be cancelled and no portion of the unused commitment under such Seller Letter of Credit shall have been drawn by such Letter of Credit Customer, an amount equal to such matured or cancelled Seller Letter of Credit shall be released from the Escrow Account to Purchaser within three (3) Business Days after the date on which such Seller Letter of Credit shall mature or be cancelled.  All releases to Purchaser of all or any portion of the Escrow Account shall be made via wire transfer of immediately available funds to an account specified in writing by Purchaser.

6.Assignment of Claims Against Letter of Credit Customer.  Upon Purchaser making full payment to Seller for the amount of any Reimbursed Draw pursuant to Section 2 or Escrow Payment to Seller pursuant to Section 4, Seller hereby automatically assigns to Purchaser any and all rights which Seller may have or obtain against such Letter of Credit Customer arising out of such Letter of Credit Customer’s draw under the Seller’s Letter of Credit.  Nothing in this Section 6 shall obligate Seller to perform any action in connection with such automatic assignment other than certification to Seller that Purchaser actually delivered such draw amount to the Letter of Credit Customer.

7.Indemnity.  Purchaser shall indemnify, hold harmless, and defend Seller, its Affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller or any of its Affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from any actions taken or omitted to be taken by Purchaser from or after the date of this Agreement and relating to the Letter of Credit Customers, and any suits or proceedings commenced in connection therewith.

8.Amendment to Definition of Loans.  The definition of “Loans” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Loans” shall mean:

(a)(i) all loans listed on Schedule 1.1(i), subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of the date hereof through the close of business on the Closing Date, and (ii) all loans identified by Purchaser on a supplement to Schedule 1.1(i) and delivered to Seller not later than ten (10) days prior to the Closing Date, subject to any repayments or prepayments, in whole or in part, and advances or other credits affecting the balance of any such loans as of such date through the close of business on the Closing Date and, in each case, including all Loan Agreements, loan files, and other loan records; Seller’s rights in and to any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted, and all rights in relation thereto; together with Accrued Interest thereon, all as of the close of business on the Closing Date.  “Loans” do not include Credit Card Loans or any loans listed on Schedule 1.1(q).  In furtherance of (ii), fifteen (15) days prior to the Closing Date, Seller shall provide to Purchaser a list of all loans made from the Branches between the date hereof and up to (but not including) the date which is fifteen (15) days prior to the Closing Date and provide Purchaser with access to all Seller’s Loan Agreements, loan files and records relating to such loans; and

(b)the SBA Loans.”

9.Amendment to Section 14.4.  Section 14.4 to the Agreement is hereby amended and restated in its entirety as follows:

“Section 14.4 Limitations on Liability. Notwithstanding anything to the contrary contained in this ARTICLE XIV, no party shall be liable for indemnification for breaches of representations and warranties until the aggregate Damages for all breaches of representations and warranties by such party exceed Two Hundred and Fifty Thousand dollars ($250,000), at which time such party shall only be liable for indemnification for Damages in excess of $125,000. However, the $250,000 threshold shall not apply to (i) breaches of the representations and warranties contained in Section 6.1, Section 6.2, Section 7.1 and Section 7.2 of this Agreement; (ii) claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement; or (iii) losses sustained by Purchaser for obligations arising prior to Closing under (x) the lease dated June 19, 2006, between Seller and RiverPark Three, LLC, a Utah limited liability company, as amended, for the premises located at 10757 South River Front Parkway, in South Jordan, Utah; (y) the lease dated February 26, 2007, between Seller and WCH, LLC, as amended, for certain real property located at Suite 120 of the Walker Center, 175 South Main Street and 19 East 200 South, Salt Lake City, Utah; and (z) the lease dated July 1, 2010 between Seller and WCH, LLC for certain real property located at Suite 210, 175 South Main Street, Salt Lake City, Utah, and 19 East 200 South, Salt Lake City, Utah. Notwithstanding anything to the contrary in this Agreement, in no event shall any party be entitled to any consequential or punitive Damages.”

10.Amendment to Schedule 1.1(e).  Schedule 1.1(e) to the Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1(e) attached hereto.

11.Addition of Schedule 1.1(q).  The Agreement is hereby amended to add Schedule 1.1(q) in the form attached hereto.

12.Amendment to Schedule 2.1(a).  Schedule 2.1(a) to the Agreement is hereby amended to remove the following Service Agreement:

“Service Agreement between DS Services of America, Inc. and AmericanWest Bank to provide beverage services and equipment and filtration services and equipment, dated August 8, 2014.”

13.Amendment to Section 11.4.  Section 11.4 of the Agreement is hereby amended and restated in its entirety as follows:

“RESERVED”

14.Amendment to Schedule 1.1(p).  Schedule 1.1(p) to the Agreement is hereby amended and restated in its entirety to read as follows:

“SCHEDULE 1.1(p)

Participation Loans

None”

15.Amendment to Section 6.26.  Section 6.26 of the Agreement is hereby amended and restated in its entirety as follows:

“RESERVED”

16.Amendment to Section 11.5.  Section 11.5 of the Agreement is hereby amended and restated in its entirety as follows:

“RESERVED”

17.Amendment to Schedule 1.1(k).  Schedule 1.1(k) to the Agreement is hereby amended and restated in its entirety to read as follows:

“SCHEDULE 1.1(k)

Other Assigned Contracts

1.	Nondisclosure Agreement between Bank of Utah and Banner Bank, dated May 17, 2017.

In addition to the foregoing, the contracts listed in Schedule 2.1(a) are incorporated herein by reference.”

18.Amendment to Schedule 6.6(a).  Schedule 6.6(a) to the Agreement is hereby amended and restated in its entirety to read as follows:

“SCHEDULE 6.6(a)

Consents and Other Regulatory Matters

None”

19.Notice.  All, instructions, notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement shall be delivered in accordance with Section 16.11 of the Agreement.

20.Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

21.Entire Agreement; No Third-Party Beneficiaries. This Amendment, together with the Agreement, (including the Agreement and other documents and instruments referred to herein) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment. Except as expressly provided herein, the terms and conditions of the Agreement remain in full force and effect and are not amended or modified by the terms and conditions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective duly authorized officers, all as of the Effective Date.

BANNER BANK By: /s/ Peter Conner Name: _Peter Conner__ ___________ Title: _CFO __ __________	PEOPLE’S INTERMOUNTAIN BANK By: /s/ Richard Beard Name: Richard Beard_______________ Title: CEO_______________________